Exhibit 16.0

April 23, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for China Executive Education Corp. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated  April 23, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/  Stan J.H. Lee, CPA